Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Written Agreement by and between COMMUNITY BANCSHARES Goleta, California
and	Docket No. 12-027-WA/RB-HC
FEDERAL RESERVE BANK OF SAN FRANCISCO San Francisco, California

WHEREAS, Community West Bancshares, Goleta, California (“Bancshares”), a registered bank holding company, owns and controls Community West Bank, National Association, Goleta, California (the “Bank”);

WHEREAS, it is the common goal of Bancshares and the Federal Reserve Bank of San Francisco (the “Reserve Bank”) to maintain the financial soundness of Bancshares so that Bancshares may serve as a source of strength to the Bank;

WHEREAS, Bancshares and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on April 20, 2012, the board of directors of Bancshares, at a duly constituted meeting, adopted a resolution authorizing and directing Robert Bartlein to enter into this Agreement on behalf of Bancshares, and consenting to compliance with each and every provision of this Agreement by Bancshares and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended ( the “FDI Act”) (12 U.S.C. §§1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bancshares and the Reserve Bank agree as follows:

Source of Strength

1. The board of directors of Bancshares shall take appropriate steps to fully utilize Bancshares’ financial and managerial resources, pursuant to section 38A of the FDI Act (12 U.S.C. § 1831o-1 and section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to end sure that the Bank complies with the Consent Order entered into with the Office of the Controller of the Currency on January 26, 2012 and may other supervisory action taken by the Bank’s federal regulator.

Dividends

2. (a) Bancshares shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors.

(b) Bancshares shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval the Reserve Bank.

(c) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date. All requests shall contain, at a minimum, current and projected information on Bancshares’ capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment. Bancshares must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3.(a) Bancshares shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) Bancshares shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Capital Plan

4. Within 60 days of this Agreement, Bancshares shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Bancshares on a consolidated basis. The plan shall, at a minimum, address, consider, and include:

(a) The consolidated organization’s and the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank’s federal regulator;

(b) the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, allowance for loan and lease losses, current and projected asset growth, and projected retained earnings;

(c) the source and timing of additional funds necessary to fulfill the consolidated organization’s and the Bank’s future capital requirements;

(d) supervisory request for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its federal regulator; and

(e) the requirements of section 38A of the FDI Act and section 225.4(a) of Regulation Y of the Board of Governors that Bancshares serve as a source of strength to the Bank.

5. Bancshares shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which Bancshares capital rations fall below the approved plan’s minimum ratios. Together with the notification, Bancshares shall submit an acceptable written plan that details the steps that Bancshares will take to increase their capital ratios to or above the approved plan’s minimums.

Cash Flow Projections

6. Within 60 days of this Agreement, Bancshares shall submit to the Reserve Bank a written statement of Bancshares’ planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for 2012. Bancshares shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2012 at least one month prior to the beginning of that calendar year.

Compliance with Laws and Regulations

7.(a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior officer so that the officer would assume a different senior executive officer position, Bancshares shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§225.71 et seq.).

(b) Bancshares shall comply with all the restrictions on indemnification and severance payments of section 18( k) of the FDI Act (12 U.S.C. §1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Progress Reports

8. Within 30 days after the end of the each calendar quarter following the date of this Agreement, Bancshares shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Approval and Implementation of Plan

9.(a) Bancshares shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time prior set forth in paragraph 4 of this Agreement.

(b) Within 10 days of approval by the Reserve Bank, Bancshares shall adopt the approval plan. Upon adoption, Bancshares shall promptly implement the approved plan, and there after fully comply with it.

(c) During the term of this Agreement, the approved plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

10. All communications regarding this Agreement shall be send to:

(a)	Mr. Ken Szyndel

Examining Manager

Federal Reserve Bank of San Francisco

101 Market Street

San Francisco, CA 94105

(b)	Mr. William R. Peeples

Chairman of the Board

Community West Bancshares

445 Pine Avenue

Goleta, CA 93117

Miscellaneous

11. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bancshares to comply with any provision of this Agreement.

12. The provisions of this Agreement shall be binding upon Bancshares and its institution-affiliated parties, in their capacities as such, and their successors and signs.

13. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

14. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bancshares, the Bank, any nonbank subsidiary of Bancshares, or any of their current or former institution-affiliated parties and their successors and assigns.

15. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 23rd day of April 2012.

COMMUNITY WEST BANCSHARES		FEDERAL RESERVE BANK OF SAN FRANCISCO

By:	/s/ Robert Bartlein	By:	/s/ Joe A. Lozano
	Robert Bartlein		Joe A. Lozano
	Vice Chairman of the Board		Director